Exhibit 99.1

IN8bio Reports Second Quarter 2021 Financial Results and Provides Corporate Update

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First cohort dosing completed in Phase 1 clinical trials of INB-200 and INB-100
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Data presentations made at ASCO and AACR
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$40M initial public offering (IPO) in August 2021 to fund continuing operations

NEW YORK, Sept. 10, 2021 -- IN8bio, Inc. (Nasdaq: INAB), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative gamma-delta T-cell therapies utilizing its DeltEx platform, today announced financial results and operational highlights for the second quarter ended June 30, 2021. In addition, the Company provided an overview of recent corporate developments.

“In the second quarter and subsequent months, we have demonstrated progress in both of our clinical programs,” said William Ho, Chief Executive Officer and co-founder of IN8bio. “We successfully completed treatment of the first cohort in the INB-200 Phase 1 trial using our genetically modified gamma-delta T cell candidate in development for treating solid tumors. We also completed dosing of the first cohort of the Phase 1 trial of INB-100, an allogeneic gamma-delta T cell product candidate in development for leukemia patients. We anticipate reporting updates to both programs in the coming months, and given our strengthened cash position from the IPO, we will continue to progress our trials and other pipeline programs.”

Successful Initial Public Offering

On August 3, 2021, IN8bio completed its initial public offering, in which it issued and sold 4,000,000 shares of common stock at a public offering price of $10.00 per share. The net proceeds to the Company were approximately $32.6 million, after deducting underwriting discounts, commissions and estimated offering expenses. On September 7, 2021, subsequent to the IPO, there were 18,754,553 shares of common stock outstanding.

Second Quarter Business Highlights & Company Updates

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During the second quarter, IN8bio presented data demonstrating in vitro activity of INB-300, our DeltEx drug-resistant immunotherapy (DRI) CAR-T cells against glioblastoma multiforme (GBM) at the American Association of Cancer Research (AACR) Annual Meeting 2021. Gamma-delta T cells were engineered with a chlorotoxin CAR-T binding domain and a chemotherapy resistance gene, which enhances binding to tumor cells and survival of concomitant dosing with alkylating chemotherapies, such as temozolomide, or TMZ.
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During the second quarter, IN8bio presented data at the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting from the first cohort of a Phase 1 clinical trial of INB-200 in patients with newly diagnosed GBM. INB-200 was generally well tolerated with no observed infusion reactions, cytokine release syndrome (CRS), neurotoxicity or dose limiting toxicities (DLTs). Enrollment for the second cohort of this trial was initiated. All three treated patients exceeded their expected median progression-free survival based on their respective age and O-6-Methylguanine-DNA Methyltransferase (MGMT) status. The Company expects to report additional data from this Phase 1 trial by the end of 2021.
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In July 2021, IN8bio appointed Emily Fairbairn and Luba Greenwood as two independent members of the Company’s Board of Directors. Ms. Fairbairn is currently a principal of Transcend Partners and was co-founder and CEO of Ascend Capital. Ms. Greenwood serves as Managing Partner of Binney Street Capital LLC, a venture capital fund established by the Dana Farber Cancer Institute.
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In August 2021, IN8bio completed dosing of the first cohort of INB-100, a Phase 1 clinical trial of donor-derived allogeneic gamma-delta T cells in leukemia patients undergoing hematopoietic stem cell transplant (HSCT). No severe adverse infusion reactions or DLTs were observed. The first two patients continue in complete remission more than one year after treatment. The Company expects to report initial results from the first cohort in this Phase 1 trial in 2022, with topline results for all cohorts in 2023.

Second Quarter 2021 Financial Highlights

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Cash position: As of June 30, 2021, the Company has cash of $12.0 million, compared to $18.0 million as of December 31, 2020. Subsequent to the end of the second quarter, the Company completed its initial public offering that raised net proceeds of $32.6 million after underwriting discounts, commissions and estimated offering expenses of $7.4 million.
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Research and development (R&D) expense: Research and development expense was $2.1 million for the three months ended June 30, 2021, compared to $1.8 million for the comparable prior year period. The increase in R&D expense was due primarily to third-party costs associated with our clinical programs for INB-200 and increased personnel costs, including non-cash stock-based compensation.
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General and administrative expense: General and administrative expense was $1.0 million for the three months ended June 30, 2021, compared to $1.1 million for the comparable prior year period. The decrease was due primarily to decreased legal and professional fees partially offset by increased personnel costs, including non-cash stock-based compensation.
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Net loss: The Company reported a net loss of $3.1 million and a net loss attributable to common stockholders of $3.8 million, or ($1.00) per basic and diluted common share, for the three months ended June 30, 2021, compared to a net loss of $2.9 million and a net loss attributable to common stockholders of $3.2 million, or ($0.92) per basic and diluted common share, for the comparable prior year period.

IN8BIO, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,
	2021	December 31,
	(unaudited)	2020
Assets		(Note 2)
Current assets
Cash	$11,999	$17,994
Prepaid expenses and other current assets	168	150
Total Current Assets	12,167	18,144
Non-current assets
Property and equipment, net	142	186
Deferred offering costs	3,362	2,439
Right of use assets - financing leases	990	—
Right of use assets - operating leases	762	—
Other non-current assets	141	141
Total Non-Current Assets	5,397	2,766
Total Assets	$17,564	$20,910
Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Liabilities
Current liabilities
Accounts payable	$462	$620
Accrued expenses and other current liabilities	1,485	1,778
Short-term financing lease liability	517	—
Short-term operating lease liability	135	—
Loan payable, current	174	174
Total Current Liabilities	2,773	2,572
Deferred rent	—	17
Long-term financing lease liability	432	—
Long-term operating lease liability	698	—
Total Liabilities	3,903	2,589
Commitments and Contingencies
Convertible preferred stock, Series A, par value $0.0001 per share; 27,564,260 shares authorized at June 30, 2021 and December 31, 2020; 9,993,727 shares, issued and outstanding at June 30, 2021 and December 31, 2020, and a liquidation preference of $39,390 and $37,969 at June 30, 2021 and December 31, 2020, respectively	34,900	34,900
Stockholders' Deficit
Common stock, par value $0.0001 per share; 50,700,000 shares authorized at June 30, 2021 and December 31, 2020; 3,764,488 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	2,211	1,458
Accumulated deficit	(23,451)	(18,038)
Total Stockholders' Deficit	(21,239)	(16,579)
Total Liabilities, Convertible Preferred Stock and Stockholders' Deficit	$17,564	$20,910

IN8BIO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$2,064	$1,784	$3,310	$2,836
General and administrative	986	1,090	2,103	1,729
Total operating expenses	3,050	2,874	5,413	4,565
Loss from operations	(3,050)	(2,874)	(5,413)	(4,565)
Net loss	$(3,050)	$(2,874)	$(5,413)	$(4,565)
Net loss attributable to common stockholders (Note 11)	$(3,765)	$(3,178)	$(6,834)	$(5,129)
Net loss per share attributable to common stockholders – basic and diluted	$(1.00)	$(0.92)	$(1.82)	$(1.52)
Weighted-average number of shares used in computing net loss per common share, basic and diluted	3,764,488	3,462,182	3,764,488	3,383,774

About IN8bio
IN8bio is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T-cell product candidates for solid and liquid tumors. Gamma-delta T-cells are a specialized population of T-cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. IN8bio’s DeltEx platform employs allogeneic, autologous and genetically modified approaches to develop cell therapies, designed to effectively identify and eradicate tumor cells.

IN8bio is currently conducting two investigator-initiated Phase 1 clinical trials for its lead gamma-delta T-cell product candidates: INB-200 for the treatment of newly diagnosed glioblastoma and INB-100 for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation. IN8bio also has a broad portfolio of preclinical programs focused on addressing other solid tumor types. For more information about IN8bio and its programs, please visit www.IN8bio.com.

Forward Looking Statements
Certain statements herein concerning the Company’s future expectations, plans and prospects, including without limitation, the Company’s current expectations regarding the advancement of its product candidates through preclinical studies and clinical trials and the prospects for such candidates and underlying technology, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” the negative of these and other similar expressions are intended to identify such forward looking statements. Such statements, based as they are on the current expectations of management, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond the Company’s control. Consequently, actual future results may differ materially from the anticipated results expressed in such statements. Specific risks which could cause actual results to differ materially from the Company’s current expectations include: scientific, regulatory and technical developments; failure to demonstrate safety, tolerability and/or efficacy; final and quality controlled verification of data and the related analyses; expense and uncertainty of obtaining regulatory approval, including from the U.S. Food and Drug Administration; and the Company’s reliance on third parties, including licensors and clinical research organizations. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2021 and other filings and reports that we may file from time to time with the U.S. Securities and Exchange Commission. Do not place undue reliance on any forward-looking statements included herein, which speak only as of the date hereof and which the Company is under no obligation to update or revise as a result of any event, circumstances or otherwise, unless required by applicable law.

Company Contact:
IN8bio, Inc.
Kate Rochlin, Ph.D.
+1 646.600.6GDT (6438)
info@IN8bio.com

Investors:
Solebury Trout

David Buck

+ 1 646.378.2927

dbuck@soleburytrout.com

Media:
Burns McClellan, Inc.
Robert Flamm, Ph.D. / Harrison Wong
+1 212.213.0006 - ext. 364 / 316
rflamm@burnsmc.com / hwong@burnsmc.com